Approved April 29, 1997


                           SEAGULL ENERGY CORPORATION
                                      1997
                            EXECUTIVE INCENTIVE PLAN


Background

The 1997 Executive Incentive Plan (the "Incentive Plan") for Seagull Energy Corporation is designed to motivate key employees of the Company to achieve tough, but realistic, performance goals and to reward those employees who perform at or above the expected level. The Incentive Plan defines participants, award opportunities and performance goals for the 1997 performance year. It is, of course, based upon the 1997 Operating Plan (the "Operating Plan") and is designed to maximize performance incentives while allowing for the recognition of individual efforts through a significant discretionary component.

Participation

Participants in the Incentive Plan are officers or individuals whose positions have been valued in the salary structure in and above Grade 12. These are the persons responsible for the annual and longer-term success of the company.

Timing of Payments

Seventy-five percent of any Incentive Plan award is paid to the recipient early in the year following the performance year, and the remaining 25% plus an interest factor in the next year. In this case, the performance year is 1997. The award will be determined and the first 75% increment paid in early 1998, and the remaining installment (increased by a 10% interest factor, i.e., the deferred payment will be 110% of such remaining installment) in early 1999. The recipient must be an employee on the payment dates in order to receive any of the respective payments.

Award Opportunities

Annual incentive targets are expressed as a percentage of total salary earned during a given year and can increase to double the targeted amounts or decrease to zero, relative to the achievement of predetermined performance goals and subject to senior management and Board of Director discretion at year-end. The Compensation Committee of the Board reserves the right to modify the performance measures and award levels specified in the objective components of the Incentive Plan if presently unforeseen circumstances should occur during the year which invalidate any of the material assumptions that underlie the Operating Plan, or if, in the opinion of the Compensation Committee, such modifications are required to avoid a result that is inequitable to either the company or the Incentive Plan participants.

Performance Measures

The performance measures for the Incentive Plan are summarized on pages 3 - 7. Four performance components are included with the following weightings:

  Pre-tax cash flow from operations                                20%  weight
  Reserve additions and production replacement costs               20%  weight
  Company stock performance assessment                             20%  weight
  Discretionary individual performance assessment                  40%  weight

Pre-tax cash flow from operations (PCFO) - the first component is defined as earnings before income taxes, plus operating and non-operating depreciation, depletion and amortization, plus pre-tax incentive compensation expense, and is based on actual corporate performance for the year as compared to the Company's Operating Plan projection of PCFO.

Reserve additions and production replacement costs - the second component is comprised of two subparts, reserve additions and production replacement costs, weighted at 10% each. Using the Company's Operating Plan projections for the Incentive Plan year, actual reserves added and actual production replacement costs are compared to the corresponding projections for each.

Company stock performance assessment - the third component compares the Company's average stock price for the Plan year to its average stock price for the preceding year and then compares the resulting percentage change to the percentage change (calculated in the same manner) for each of the peer group companies.

Discretionary individual performance assessment - the fourth component will be determined individually and subjectively, based on each participant's individual job performance.

The performance components will be measured independently of the other at year-end. At that time, the Chief Executive Officer will recommend specific awards, subject to final approval of each element of the total awards by the Compensation Committee and ultimately by the Board of Directors.

Performance Weightings:

                20% on pre-tax cash flow from operations
                20% on reserve additions and production replacement cost 20% on Company stock performance assessment
                40% on discretionary individual performance assessment

I.       Objective Performance Assessments - 60%:

                Pre-Tax Cash Flow from Operations (PCFO) - 20%

         The performance award will be calculated as follows:

         Column 1                  Column 2                  Column 3                  Column 4
         --------                  --------                  --------                  --------

       Pre-Tax Cash              Percentage of             Percentage of         Percentage of Total
        Flow From               Operating Plan              PCFOTarget              Target Award
      Operations (1)            Projection (2)             Award Earned (3)          Earned (3)
      --------------            --------------             ----------------          ----------
         219,575                     85                         0                         0.00
         232,491                     90                        25                         5.00
         245,407                     95                        60                        12.00
         258,323                    100.00                    100.00                     20.00
         322,904                    125.00                    160.00                     32.00
         387,485                    150.00                    200.00                     40.00





                (1) Earnings before income taxes plus operating and non-operating depreciation, depletion and amortization and also plus pre-tax incentive compensation expense (dollars in thousands).

                (2) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial PCFO performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in Column 2 to the revised Operating Plan projection of PCFO.

                (3) If, after the actual PCFO for the performance year is determined, it falls within the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.

             Reserve Additions and Production Replacement Cost - 20%

         The performance award will be comprised of two subparts as follows:

               1. The first element is weighted at 10% and compares actual reserves added during the Plan year to the Company's Operating Plan projection for the Plan year.



         Column 1                   Column 2                  Column 3                  Column 4
         --------                   --------                  -------                   --------

         Reserves                 Percentage of             Percentage of          Percentage of Total
           Added                 Operating Plan             Target Award              Target Award
        (BCFE) (1)               Projection (2)              Earned (3)                Earned (3)
        ----------               --------------              ----------                ----------


           248.0                      80.00                     0.00                      0.00
           279.0                      90.00                     25.00                     2.50
           294.5                      95.00                     60.00                     6.00
           310.0                     100.00                    100.00                     10.00
           341.0                     110.00                    160.00                     16.00
           372.0                     120.00                    200.00                     20.00



               (1) To the extent that reserves added by acquisition exceed the Operating Plan projection of 44.1 BCFE, such excess shall be reduced by 50 percent for purposes of this calculation.

               (2) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial reserve addition performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in Column 2 to the revised Operating Plan projection of reserve additions.

               (3) If after the actual reserve additions for the performance year are determined, the aggregate total falls between the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.

               2. The second element is weighted at 10% and compares actual production replacement costs for the Plan year to the Company's Operating Plan projection for the Plan year, calculated in both cases in the manner reflected in the Operating Plan.




         Column 1                   Column 2                   Column3                   Column 4
         --------                   --------                   -------                   --------

        Production                Percentage of             Percentage of          Percentage of Total
        Replacement              Operating Plan             Target Award               Target Award
         Cost (1)                Projection (2)              Earned (3)                 Earned (3)
         --------                --------------              ----------                 ----------


           1.056                     120.00                     0.00                       0.00
           0.968                     110.00                     40.00                      4.00
           0.880                     100.00                    100.00                     10.00
           0.792                      90.00                    140.00                     14.00
           0.704                      80.00                    200.00                     20.00


               (1) Considers   cost   of   all  reserve   additions,   including
               acquisitions.

               (2) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial production replacement cost performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in Column 2 to the revised Operating Plan projection of production replacement cost.

               (3) If after the actual production replacement cost for the performance year are determined, it falls within the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.

               Company Stock Performance Assessment - 20%

               The performance award will be based upon the difference between the Company's average stock price ("Average Price") for the calendar year preceding performance year and the Average Price for the performance year. The Average Price for each respective year will be determined by dividing the number of trading days in the year into the sum of the respective closing prices of the Company's stock for each such trading day. The percentage change in the Average Price from the previous year to the performance year is calculated. Then the same comparison is made for each of the peer group companies (1), which are listed in the Company's Total Shareholder Return Graphs in the proxy statement, and the Company is ranked accordingly. The performance award for this component will then be calculated as follows:



             Column 1                          Column 2                           Column 3
             --------                          --------                           --------

            Change In                        Percentage of                   Percentage of Total
          Average Price                      Target Award                       Target Award
        Relative to Peers                     Earned (2)                         Earned (2)


         25th percentile                          0.00                               0.00
         40th percentile                         40.00                              8.00
         50th percentile                         80.00                              16.00
         55th percentile                        100.00                              20.00
         60th percentile                        120.00                              24.00
         70th percentile                        160.00                              32.00
         80th percentile                        200.00                              40.00


               (1) The peer group companies are: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Enron Oil & Gas Company, Enserch Exploration, Inc., Equitable Resources, Inc., The Louisiana Land & Exploration Company, Mesa, Inc., Noble Affiliates, Inc., Nuevo Energy Company, Oryx Energy Company, Parker & Parsley Petroleum Company, Pogo Producing Company, Sante Fe Energy Resources, Inc., Union Pacific Resources Group Inc., United Meridian Corporation and Vastar Resources Inc.

               (2) If after the actual percentile is determined it falls within the ranges shown in Column 1, the exact incentive award percentages for Columns 2 and 3 will be calculated by interpolation.

II.      Discretionary Individual Performance Assessment - 40%

         The discretionary individual performance assessment will be determined informally and subjectively on the participant's individual job performance, based primarily on the extent to which individual and collective goals and objectives established at the beginning of the year are achieved.

         At year-end, the Chief Executive Officer will counsel with his direct reports in completing discretionary performance assessments for each participant and recommend specific awards, which will be subject to final approval by the Compensation Committee and ultimately by the Board of Directors.


         Total Plan Payout Potential:

                  Maximum potential is 200%
                  Target goal is 100%
                  Minimum potential is 0%